Double Eagle Petroleum Company

1675 Broadway, Suite 2200 Denver, Colorado, 80202 • 1-303-794-8445 • Fax: 1-303-794-8451

Denver, Colorado – FOR 5:00 PM EST RELEASE
Date: November 26, 2012

Double Eagle Petroleum Announces Extension of Preferred Stock Consent Solicitation

Denver, Colorado—Double Eagle Petroleum Co. (NASDAQ: DBLE) announced that it has extended the expiration date of its consent solicitation to amend the articles supplementary for the Company’s 9.25% Series A Cumulative Preferred Stock (the “Preferred Stock”) to modify the circumstances under which the Preferred Stock would be subject to mandatory redemption following a “change of ownership or control” (as defined in the articles supplementary) of the Company and to extend the date upon which the Preferred Stock is subject to optional redemption by the Company (subject to an earlier “change of ownership or control”) from June 30, 2012 to September 30, 2013. The purpose of the proposed amendments to the Preferred Stock is to allow the Company more flexibility in pursuing strategic merger and acquisition activities in order to strengthen its position in the oil and gas industry and provide value growth for its shareholders.

The consent solicitation, initially scheduled to expire at 5:00 P.M. Mountain time on November 26, 2012, will be extended to 5:00 p.m., Mountain time, on December 10, 2012 (that time and date, as so extended, the “Expiration Date”).

Except as set forth herein, the complete terms and conditions of the consent solicitation remain the same as set forth in the Consent Solicitation Statement dated October 23, 2012 (the “Consent Solicitation Statement”) and the accompanying Consent Letter previously distributed to eligible holders of Preferred Stock.

All holders of the Preferred Stock who have previously delivered a consent in the consent solicitation do not need to redeliver such consents or take any other action. Such holders may revoke their consents prior to the “Consent Date,” as defined in the Consent Solicitation Statement. Other holders of Preferred Stock who have not yet delivered a consent should follow the instructions described in the Consent Solicitation Statement and the Consent Letter. Holders of the Preferred Stock are urged to read and carefully consider the information contained in the Consent Solicitation Statement. The Company’s obligation to accept consents and to terminate or further extend the consent solicitation remains subject to certain conditions as set out in the Consent Solicitation Statement.

Georgeson Inc. is acting as the Solicitation Agent for the consent solicitation. Questions concerning the terms of the consent solicitation should be directed to Georgeson Inc. at the following numbers: For banks and brokers: (212) 440-9800; all others call toll-free (800) 261-1052. Any requests for assistance in delivering consents or for additional copies of the Consent Solicitation Statement or related documents may be directed to the Company as follows:

Double Eagle Petroleum Co.

1675 Broadway, Suite 2200
Denver, Colorado 80202
Attention: Kurtis S. Hooley
Facsimile: (303) 794-8451
Telephone: (303) 794-8445
Email: preferredoff@eagle-eagle.net

Advisory: This news release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy the Preferred Stock or any other security and shall not constitute an offer or solicitation in any jurisdiction in which, or to any persons to whom, such offer or solicitation would be unlawful. The consent solicitation is made solely pursuant to the Consent Solicitation Statement and the accompanying Consent Letter

About Double Eagle

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company currently has development activities and opportunities in its Atlantic Rim coal bed methane and in the Pinedale Anticline in Wyoming. Also, exploration potential exists in its Niobrara acreage in Wyoming and Nebraska, which totals over 70,000 net acres.

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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
Kurtis Hooley
(303) 794-8445
www.dble.com